Exhibit 19

Enterprise Insider Trading and Ethical Investing Policy

1.Policy Statement
This Policy sets forth standards of conduct applicable to all directors and employees of Fifth Third whenever you or any of your Family Members (defined below) are conducting securities transactions, whether on behalf of yourself or others. “Family Members” include (a) your spouse and any other relatives who reside in the same household as you, and (b) any trust or other entity controlled by you.

2.Background
Federal and state laws prohibit you and your Family Members from buying, selling, recommending or making other transfers of securities if you are aware of material, nonpublic information (“MNPI”) about the issuer of the securities. These laws also prohibit you from disclosing this information to others, including Family Members, who may trade in those securities. The consequences of an insider trading violation can be severe, both for you and for Fifth Third. Fifth Third has adopted this Policy to protect you and the Bank from serious penalties and reputational harm that can result from violations of the insider trading laws.
3.Prohibition Against Trading While in Possession of MNPI
You may, from time to time, have access to MNPI concerning Fifth Third, its customers or suppliers, or other companies. The following statement regarding the use and disclosure of this information applies to all your activities, whether related to your official duties for Fifth Third or to your personal affairs:

Neither you or any Family Member, who is aware of MNPI about Fifth Third may, directly or indirectly (1) buy or sell securities (other than in compliance with this Policy and any applicable supplemental policies), (2) engage in any other action to take personal advantage of that information, or (3) pass that information on to others either inside or outside Fifth Third, except on a reasonable need-to-know basis that furthers a legitimate business purpose of Fifth Third or the subject company in accordance with the Enterprise Information Wall Policy (available in the Policy Center). This prohibition includes offering trading recommendations or strategies based upon MNPI, or so-called “shadow trading” (possessing MNPI regarding one issuer, and trading in the securities of similarly situated issuers).

In addition, neither you or your Family Member who learns MNPI about a company with which Fifth Third does business, including a customer, vendor or entity with which Fifth Third is negotiating or has negotiated a transaction, such as a merger, or acquisition, may directly or indirectly trade in that company’s securities until the business day after the information becomes public or is no longer material.

4.Material, NON-PUBLIC Information
MNPI is information that a reasonable investor would consider important in deciding whether to buy, sell or hold a company’s securities and has not been fully disclosed and made available to the general public (in other words, if the information is reasonably certain to have an effect on the price of the

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securities, whether such effect is positive or negative). Fifth Third generally considers information nonpublic until the expiration of one business day following a press release, a public filing with a relevant securities regulator, e.g., the Securities and Exchange Commission, or the appearance of an article in a newspaper or other publication of general circulation.

Some examples include:
•quarterly or annual earnings or operational results
•information about changes in financial conditions, forecasts or projections
•new securities offerings, buy-backs or splits
•significant restructuring plans
•defaults under a credit agreement
•changes in senior management
•the awarding or cancellation of a major contract
•significant events in the company’s securities (e.g. large activist investment)
•a proposed merger, acquisition or divestiture
•changes in auditors and agreements/disagreements with auditors
•pending or threatened litigation
•significant cybersecurity risks or incidents

If you are unsure as to whether a piece of information would be considered MNPI, please consult the Securities Team in the Legal Department (“Legal Department”) or the Control Group.
5.Speculative Trading
Absent expressed prior permission from the Control Group, you may not engage, directly or indirectly, in speculative trading or hedging strategies with respect to Fifth Third-related securities. 1 This generally prohibits short sales, margin trades, and trading in derivatives on Fifth Third-related securities.
Examples of prohibited trading in Fifth Third-related securities:
•Derivatives2:
oThe use of derivatives involving a Fifth Third-related security to speculate is prohibited.
oThe use of derivatives involving a Fifth Third-related security to hedge or offset (or that is designed to hedge or offset) any change in the market value of Fifth Third-related securities is prohibited.
1 [“Fifth Third-related securities” means any equity or debt security issued by Fifth Third Bancorp or its affiliates, including, but not limited to, Fifth Third Bancorp common stock, or Fifth Third Bancorp preferred stock, as well as debentures, notes, or other debt securities issued by Fifth Third Bank or Fifth Third Bancorp or asset backed securities issued by a trust or other entity formed or sponsored by Fifth Third Bank or Fifth Third Bancorp.]
2 Derivatives include but are not limited to options, puts, calls, collars, LEAPS, and prepaid variable forward contracts.

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oThe use of derivatives to hedge unvested or vested Fifth Third incentive stock awards (including restricted stock, performance share awards, and stock appreciation rights) is prohibited.
•Short Sales: You may not engage in the short sale of Fifth Third-related securities. A short sale is a sale of securities not owned by the seller or, if owned, not delivered against such sale (a “short against the box”).
•Margin Trades: You may not purchase Fifth Third-related securities on margin or otherwise with the benefit of leverage/credit. Fifth Third-related securities must be paid in full by settlement date without the benefit of leverage/credit.

Examples of permitted trading in Fifth Third related securities3:
•Stock Awards: Holding or selling vested restricted stock, or shares received from the vesting or exercise of performance shares, stock appreciation rights or option awards.
•Employee Stock Programs: Holding or selling shares received from the employee stock purchase plan.
•Open Market Trading: Purchases and sales of Fifth Third-related securities is permitted.

6.Holding Period
You and your Family Members are prohibited from selling any Fifth Third security within 30 calendar days of its purchase.

This 30-day restriction does not apply to (a) the sale of shares vested from awards issued under Fifth Third Incentive Compensation Plan (e.g., restricted stock units), (b) the exercise of options to purchase shares of Fifth Third issued stock and the immediate sale of the same or identical shares (including "cashless exercise transactions” applicable to options or stock appreciation rights), or (c) the sale of shares purchased as part of the Employee Stock Purchase Program.

7.Ethical Investing
Short-term speculative trading and excessive trading are strongly discouraged. Personal trading that interferes with your job responsibilities is prohibited. You are prohibited from trading in any company for which you have coverage responsibilities or participating in initial public offerings of securities without written consent from the Control Group and your manager. Additionally, where you have responsibility for specific industry group coverage, you are discouraged from trading in the securities and associated derivatives of companies in that industry group, vertical or in any other sector in which
3 Trading may be subject to other restrictions as applicable (i.e., preclearance, blackouts, holding periods, etc.)

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you may have coverage responsibilities that could provide you with information not generally available to the public.

You may not execute trades for your own accounts in advance of a client or proprietary order in the same security, financial instrument or a derivative based on that security or financial instrument.

If requested by the Control Group, you must provide copies of trade confirmations or account statements to ensure compliance with this Policy.

8.Individual Responsibility
You are responsible for complying with this Policy on behalf of yourself and your Family Members. You must never engage in investment practices that violate securities regulations or the letter or the spirit of this Policy, that are illegal, improper, or unethical or that present a potential or actual conflict of interest. Furthermore, Fifth Third encourages you to invest in a responsible manner with a view to achieving long-term financial goals.

9.Consequences of Violations
Violation of any portion of this Policy constitutes grounds for disciplinary action, including termination of employment. Violations also may result in serious civil and criminal penalties including substantial fines, jail terms or sanctions against you, your Family Members or Fifth Third.
10.Supplemental Policies
This Policy should be read in conjunction with the Enterprise Information Wall Policy applicable to all employees. Additionally, there are further supplemental policies (collectively referred to as the “Supplemental Policies”) applicable to departments or groups within Fifth Third, which, because of their specific activities, may have enhanced access to, or an enhanced risk associated with, MNPI (each, a “Designated Unit”). It is your responsibility to become familiar with, understand and comply with all supplemental policies that relate to your area of responsibility. The Supplemental Policies generally are designed to (i) prevent the flow of information from employees in units that may receive MNPI about issuers of securities to employees in units that buy, sell or recommend securities to fiduciary and non-fiduciary accounts and (ii) address other issues raised by the specific activities of each Designated Unit. The Supplemental Policies also may impose additional restrictions on personal securities transactions.

In addition, please refer to Appendix B for Frequently Asked Questions relating to this Policy.

11.Overview & Control
Any exception to this Policy must be granted by the Control Group in writing. If you have knowledge or information regarding a possible violation of the Policy, you have a responsibility to immediately report it to your manager and the Control Group.

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It is the responsibility of management, Compliance, the Legal Department and the Control Group, to administer and enforce this Policy.

12.Reference Materials and Related Policies / Procedures
Related Reference Materials:

N/A

Related Policies & Procedures:
•Enterprise Information Wall Policy
•FTS Designated Broker Dealer Policy (as part of the WSP)
•Supplemental Policy for Access Persons
•Supplemental Policy for Restricted Employees

13.Policy Administration
The Employee Trading Policy is reviewed and updated at least annually to ensure alignment with regulatory requirements, industry best practices, and Fifth Third’s risk management strategies. This policy must be reviewed and approved by the Human Capital and Compensation Committee of the Board of Directors of Fifth Third as well as the full Board of Directors of Fifth Third.

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Appendix A
List of Approved Broker-Dealers
Bank of America Merrill Lynch
Charles Schwab/TD Ameritrade
Fidelity Investments
Fifth Third Securities / Fifth Third Bank (PCS and IM&T)
Edward Jones

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Appendix B
Insider Trading
Long Term Incentive Compensation Awards
Frequently Asked Questions

ACCOUNT RELATED
Q1: I need to transfer my account to an approved broker. Are there any brokers on the list that cover transfer fees?
A: Most brokers have various programs that cover transfer fees if you ask them. Please reach out to the broker for more information.
Q2: Do I need to disclose my account held directly with a Transfer Agent?
A: Yes. You must disclose all accounts held directly with Transfer Agents.
Additional guidance for Transfer Agent accounts:
•Fifth Third Employee Stock Purchase Plan (ESPP) through American Stock Transfer – no requirement to transfer, however sales must be pre-cleared.
•Employment benefit related account with a Transfer Agent (not Fifth Third) – no requirement to transfer, however sales must be precleared.
•DRIP or direct purchase account with Transfer Agent – currently, employees must disclose the account and pre-clear sales.
Q3: I’ve had a relationship with my broker for a very long time and they are not on the approved broker list. What options do I have?
A: In order to maintain your account with the unapproved broker, you have the option of changing the account to a fully managed account. This type of account would provide the money manager full discretion for investment selections in the account, without your prior consultation. You can also switch the account to be a mutual fund only account (a mutual fund only account is a brokerage account that does not permit purchases of securities). Otherwise, the account will need to be transferred to an approved firm.
Q4: The Policy requires that I disclose the accounts of all family members of my household; however, my household includes an adult son or daughter that makes their own investment decisions. What options do I have?

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A: The Policy strictly requires that the accounts of immediate family members living in the same household must be disclosed. The family member could consider other non-brokerage investment options (mutual fund only account).
Q5: Do 401k accounts at a previous employer or in the name of a spouse or partner need to be disclosed?
A: Prior employer 401k accounts that have been moved to a brokerage account (e.g., Self-Directed or Managed IRA) need to be disclosed. Prior employer 401k accounts that are still with the previous employer and are limited to investments chosen by the 401k provider do not need to be disclosed, unless the plan allows for a segregated directed or managed participant account.
Q6: If I have a brokerage account that has zero dollars in the account or only hold mutual funds currently do I need to disclose it?
A: Yes. If the account is still open and permits the ability to buy stock or any other required securities subject to pre-clearance.
Q7: May I continue to retain physical stock certificates?
A: Yes, however once you decide to sell the shares, you must pre-clear the sale through an approved brokerage account.
Q8: Do I need to disclose the Fidelity account that Fifth Third Bank opened on my behalf so I can receive LTI?
A: Yes, you are required to disclose all brokerage accounts that are not considered to be an exempt account.
LTI AWARD STOCK
Q1: Am I subject to Fifth Third’s Insider Trading Policy?
A: All employees are subject to Fifth Third’s Insider Trading Policy, which prohibits trading in Fifth Third securities while in possession of material non-public inside information (“MNPI”). Information is MNPI if a reasonable investor would consider the information relevant to an investment decision in the company’s securities. The Insider Trading Policy can be found under the Resources tab > Policy Center on the Fifth Third Employee Center intranet website. All employees should familiarize themselves with this policy. In addition, please note that you may also be subject to supplemental policies based on your job function. Please contact the Control Group by email or phone if you need to confirm which supplemental policies are applicable to you and where to find them.

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Q2: Am I subject to Fifth Third’s blackout calendar?
A: The blackout calendar is intended to identify those dates surrounding Fifth Third’s quarterly earnings when MNPI regarding Fifth Third’s performance is available but not disclosed to the public. Individuals on Enterprise and others designated as “access persons” (also commonly referred to as “insiders”) are prohibited from trading in Fifth Third securities during these dates. If you are an insider or access person, you will have been notified of this status and you will have received a copy of the blackout calendar. Note that the blackout calendar is subject to change without advance notice. Please contact the Control Group if you want to confirm whether you are designated as an insider and to obtain a copy of the current blackout calendar. In addition, please note that you may never trade in Fifth Third securities while in possession of MNPI regardless of whether there is a blackout.
Q3: Do I need to preclear my trades of Fifth Third stock?
A: Individuals designated as insiders are required to preclear trades of Fifth Third securities, including exercises of SARS and options. If you are an insider, you will have been notified.
If you have not been designated as an insider, but you are subject to the preclearance requirement, you are required to preclear trades of Fifth Third securities including the sale of FITB shares from exercising SARS or RSUs.
Please contact the Control Group if you want to confirm whether you are subject to a pre-clearance requirement.
Q4: Are my equity compensation awards subject to insider trading rules and blackout periods?
A: Sales of Fifth Third securities may not occur when you are in possession of MNPI. RSU vestings (including share settled withholdings) and other equity award vestings are not subject to these restrictions.
Q5: How can I monetize my equity awards or otherwise transact in Fifth Third securities given that I do not control when I may have access to MNPI (through quarterly blackouts, special blackouts, etc. that may be applicable to me without advance notice or defined end points)?
A: Special blackouts can occur without prior notice and can last for extended periods. In order to comply with insider trading regulations, it is important to plan ahead if you have a future need to monetize your existing awards. If you are not in possession of MNPI, you can establish a non-discretionary plan during an open window period that permits sales of Fifth Third stock during quarterly and special blackout periods. This is referred to as a 10b5-1 plan (see Q6 for more information). Please contact your broker if you would like to establish a 10b5-1 plan. Additionally, if you are not also a Section 16 Officer, you may place your Fifth Third securities in an account for which you have no discretion over the trading (a “Managed Account”) with the approval of Control Group.

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Q6: Under what circumstances is an instruction to Fidelity to automatically exercise or sell Fifth Third shares compliant with 10b5-1?
A: Generally speaking, a compliant 10b5-1 plan must be made in advance of the prospective trade and during an open window when the insider is not in possession of MNPI. In addition, the instruction must (a) specify the amount, the price and the date on which securities are to be purchased or sold, (b) include a written formula, algorithm, or computer program, for determining the amount, price and date for each sale or purchase and (c) not permit the employee to exercise any subsequent influence over how, when or whether to effect purchases or sales. Additionally, for any individual, other than Access Persons, a Rule 10b5-1 Plan must include a mandatory cooling-off period of at least 30 days after the adoption of the plan. See Supplemental Policy for Access Persons regarding the required cooling-off period for Access Persons. An individual may not use multiple overlapping Rule 10b5-1 plans and may only have one single-trade plan during any consecutive 12-month period. Any individual entering into a Rule 10b5-1 plan is required to act in good faith. As Rule 10b5-1 has complex requirements, a Fifth Third broker can work with a member of Fifth Third’s Securities Legal Department to assist you to ensure your instructions are compliant.
Q7: Am I allowed to place standing or limit orders with respect to my Fifth Third securities?
A: Unless the standing or limit order is executed under an approved Rule 10b5-1 plan, such trades must be pre-approved and pre-clearance approvals generally expire at the end of the calendar day following the approval date. Thus, Good-til-Cancelled (standing) and limit orders are discouraged because they may not coincide with the pre-clearance time limits.
Q8: Can a Fifth Third broker view and manage my Fifth Third LTI grants for me?
A: Yes. You can elect to give your Fifth Third wealth planner/broker various levels of access and discretion over your Fidelity account.
Q9: How and when can I transfer shares from my Fidelity account to my Fifth Third brokerage account?
A: You are able to transfer the share proceeds from vests and/or exercises as soon as the shares settle in your Fidelity brokerage account. To transfer shares from Fidelity to Fifth Third, you will need to contact your Fifth Third broker to assist in completing the steps involved.

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TRUST ACCOUNTS
Q1: My parent has me listed as a beneficiary on their account for estate planning purposes, or, I am a remainder beneficiary of a trust. Do I need to disclose these accounts? For example, a parent or relative that has established a trust will distribute in part or all to you upon their death.
A: No. If you are only listed on the account as a death remainder beneficiary and have no other control over the account or trust, you do not need to disclose the account. If you have any type of current interest or responsibility as it relates to the trust it should be disclosed.
Q2: I am a successor trustee for a trust account. Do I need to disclose the account?
A: Not at this time. You will need to disclose the account once you become a trustee or co-trustee for the account.
SPOUSE IS A BROKER
Q1: My spouse works at a broker dealer that requires our accounts be held at that broker dealer due to regulations. What am I supposed to do in this case?
A: You should disclose the existing unapproved brokerage account in PTA and contact the Control Group for additional guidance specific to your circumstance.
OPTIONS TRADING
Q1: Do Option Exercises need to be pre-cleared?
A: Yes. Prior to exercising, a pre-clearance request should be entered into PTA to sell the underlying symbol and equivalent share amount.
Q2: Do I need to pre-clear when an option is assigned to me?
A: No. The investment decision was made when the option position was established.
PLEASE NOTE
-If you have disclosed a Fidelity brokerage account, please watch for an Alert from Fidelity which requires you to authorize the electronic feed of trade confirms to Fifth Third Bank. This does not apply to employees who are registered with Fifth Third Securities.
-Recorded training sessions for Access Persons are available for your review on Legal’s intranet page under the Corporate Law tab. Training sessions for Restricted Employees are located on Compliance Risk Management’s intranet page.

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1.Introduction
This Supplemental Policy for Restricted Employees (“Policy”) is a supplement to the Enterprise Insider Trading and Ethical Investing Policy (the “Insider Trading Policy”), which is incorporated herein. All defined terms not otherwise defined herein are as defined in the Insider Trading Policy.
2.Restricted Employee Personal Trading Requirements

1.1Restricted Employee

You are receiving this Supplemental Policy because you have been designated as a Restricted Employee due to your potential access to third party MNPI in your job function. You will have additional requirements and monitoring of your personal trading in order to ensure compliance with applicable securities law.

1.2Required Disclosures

You are required to disclose all Personal Securities Accounts except for certain Exempted Accounts as defined below. Restricted Employees are obligated to update this information with any change as soon as possible. If a Restricted Employee is required to move an account(s) to a Designated Broker Dealer (reference Appendix A to the Insider Trading Policy) they must cease all trading activity in their current account(s) (liquidations may be allowed with prior Control Group approval) and complete the account transfer as detailed in the notification. If any equity or debt securities are held in certificate form, liquidations must be transacted in an account that has been disclosed and approved by the Control Group, in accordance with the Designated Broker Requirement as defined in the Policy.

1.3Personal Securities Accounts

A "Personal Securities Account" includes any securities account in which a Restricted Employee or his/her Affiliate has beneficial ownership, including, but not limited to, the following:

•Investment accounts in the name of the Restricted Employee;
•Investment accounts in the name of the employee's spouse or domestic partner, children of employee or employee's spouse that live with the employee, or in certain circumstances other individuals who are financially dependent on the employee (please contact the Control Group for further guidance);
•Investment accounts in which the employee, spouse, domestic partner, or dependents have a financial or beneficial interest or "influence or control," including, but not limited to, investment clubs, joint accounts or partnerships, trusts, IRAs and other self-directed retirement accounts.
•Note: "Influence or control" means any account for which the employee, or their Affiliates have an ability to prompt, induce or otherwise effect transactions in the account. "Influence or control" encompasses a wide variety of factual situations.

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1.4Exempted Accounts

An “Exempted Account” is any of the following type of account(s) and does not require disclosure:

•An account that has been exempted from any or all requirements of this Policy by written consent of the Control Group;
•529 Plans;
•Employee Benefit Plans; Accounts established for participation in an employee benefit plan without the ability to trade or hold individual stocks. For example, a 401k plan from a previous employer if they cannot transact in individual stocks;
•Securities held directly in the following circumstances when not held in brokerage accounts:
oMutual fund positions held directly with the issuing mutual fund company
oDirect Obligation of the U.S. Government when held directly with the Federal Reserve Bank in book entry form or in certificate or bearer form
oMoney Market Instruments such as banker acceptances, CDs, repurchase agreements or commercial paper, when held directly with the issuer
•Mutual Fund-only accounts: accounts that are operationally restricted to trade in mutual funds only. Documentation may be required by the Control Group, including but not limited to a letter from the broker dealer signed by Compliance, Legal or a Designated Manager attesting that the account is restricted to Mutual Funds only.
•Annuities

Note that any exception or designation as “Exempted Account” is at the discretion of the Control Group.

1.5Managed Accounts

A “Managed Account” is an account consisting of money or securities that a client entrusts to a manager, who makes all investment decisions. The client is normally charged a management fee and has no investment discretion over the account. All investment decisions are made without the prior knowledge or consent of the client and non-managed assets are not permitted in the account.

While Managed Accounts are not required to be held at an approved Broker-Dealer, they must be disclosed to the Control Group upon opening a new account or upon coverage notification and disclosure. You may be asked to provide a copy of the executed investment management or advisory agreement.  Additionally, Access Persons may not hold or trade any Fifth Third stock in any Managed Account, without the approval of Legal, as detailed in the Supplemental Policy for Access Persons. The Financial Advisor managing any managed account on behalf of the employee may not be an Affiliate or immediate relative of the Employee. Robo Advisors (e.g. Wealthfront, FidelityGo, OptiFi and Betterment) are considered Managed Accounts, and must be disclosed to the Control Group.

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If an account is Managed and subsequent changes are made which permit you or your Affiliates to direct trades in the account, you may be required to move to an approved broker dealer.

1.6Designated Broker Dealer Requirement

Restricted Employees and their Affiliates are required to maintain their Personal Securities Accounts with one of the designated broker dealers noted in Appendix A to the Insider Trading Policy, unless it is an Exempted Account or a Managed Account.

Duplicate Trade Confirmations and Statements

Upon request, all Restricted Employees are responsible for ensuring that duplicate trade confirmations and account statements (or their equivalent) for Personal Securities Accounts held outside of the approved broker dealers are forwarded to the Control Group. The request may be for ongoing statements to be provided for a specific time period and may include statements for Managed Accounts.

Acknowledgement of this policy by the employee shall serve as express consent for the Control Group to receive electronic feeds of trading activity (e.g., trade confirmations and statements), as appropriate from the employee’s broker.

1.7Pre-Clearance Requirement

Subject to the exceptions set forth below, Restricted Employees are required to obtain pre-approval for every self-directed purchase or sale of a Security executed in a Personal Securities Account. This procedure also applies to trades executed by Affiliates of Restricted Employees. Restricted Employees should enter details of the trade request into the PTA system. Shortly after submitting the trade request, the system will provide an in-browser response whether the request has been approved, denied, or is pending review. Restricted Employees and their Affiliates are prohibited from placing orders to trade a security until approval is received.

Restricted Employees who are traveling or do not have access to the intranet may contact the Control Group for pre-clearance requests.

All trade approvals expire at the end of the following calendar day. Restricted Employees are responsible for obtaining pre-clearance, as noted above, until the trade is executed. Good-till-canceled (“GTC”) limit orders are strongly discouraged. Restricted Employees who place a GTC limit order are solely responsible for obtaining pre-clearance approval as noted above, until the trade executes. If a GTC/Limit order is executed subsequent to the inclusion of the security on the Restricted List, it may be reported as a violation which could result in a trade reversal or other disciplinary actions.

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Note Regarding Approvals Received on Fridays and/or before Market Holidays. Trade Approvals are valid through the end of the next calendar day. If a request is submitted on a Friday or the day before a market holiday, the approval is no longer valid the next trading/business day.
1.8Exemptions from the Pre-Clearance Requirement
Certain Restricted Employees may not be subject to the pre-clearance requirement as stated in their Business Unit Procedures and will be notified of their exemption.

Transactions by Restricted Employees in the following are exempt from the pre-clearance requirement noted above:

•Transactions effected in an Exempted Account;
•Transactions in a Managed Account;
•Employees who are restricted solely by virtue of their access to AmTrust;
oNote: this exemption does not apply to employees who are otherwise considered Above the Wall
oNote: Employees of affiliated Registered Investment Advisors (“RIA”) should follow the requirements set forth in RIA’s applicable policies
•U.S. Treasury and other Government Agency Obligations such as mortgage-backed securities issued by the Government National Mortgage Association;
•Municipal securities;
•Broad based Index securities, including other securities that track a broad-based index;
•Futures and options on futures. However, a proposed trade in a "single stock future" (a security future which involves a contract for sale for future delivery of a single security) is subject to this Policy's pre-clearance requirement;
•Commodities;
•Sovereign securities;
•Foreign exchange contracts;
•Currency transactions;
•Transactions effected pursuant to an Automatic Investment Plan. Note this does not include transactions that override or otherwise depart from the pre-determined schedule or allocation features of the investment plan;
•Mutual funds (open-end and closed-end);
•Unit Investment Trusts (“UlTs”); and
•Exchange-traded funds (“ETFs”) and Exchange-traded notes (“ETNs”).

3.Definitions
"Affiliate" includes a family or household member, such as a spouse or domestic partner or dependent children that live with the Restricted Employee or any other person who derives his or her primary means of non-employment financial support from the Restricted Employee.

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"Restricted List" is a list of securities, maintained by the Firm, in which certain transactions are restricted or prohibited.

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1.Introduction
This Supplemental Policy for Access Persons (“Policy”) is a supplement to the Enterprise Insider Trading and Ethical Investing Policy (the “Insider Trading Policy”), which is incorporated herein. Please note that most “Access Persons” (defined below) will also be designated as “Restricted Employees,” subject to the Supplemental Policy for Restricted Employees. If you have been designated as a Restricted Employee, you will be notified by the Control Group. All defined terms not otherwise defined herein are as defined in the Insider Trading Policy.
2.Access Persons and Section 16 Officers
Fifth Third will designate certain individuals as Access Persons. “Access Persons” include: (1) all Fifth Third Bancorp directors and executive officers designated as “Section 16 Officers” using the guidelines set forth under Section 16(a) of the Securities and Exchange Act of 1934; (2) all members of Bancorp’s Enterprise Committee, (3) other employees designated by the Legal Department or the Control Group, and (4) their Family Members. Access Persons may also be referred to as “insiders”. Fifth Third will notify you if you are designated as an “Access Person” and provide you with a copy of this Policy. In the event that you have a question regarding your status as an Access Person, please contact the Control Group.
Section 16 Officers are subject to additional insider trading controls due to their enhanced access to MNPI. Fifth Third will notify you if you are designated as a “Section 16 Officer.” If you have a question regarding your status as a Section 16 Officer, please contact the Legal Department.
3.Restricted Periods and Preclearance
Quarterly Blackouts. If you are an Access Person, you may only conduct trading in Fifth Third securities during open “Window Periods”, provided that (1) you do not have material non-public Information (“MNPI”) and (2) you have received clearance for the transaction in accordance with this Policy. Window Periods typically open one business day after Fifth Third releases its quarterly or annual earnings to the public and close on the third Tuesday of the third month of every calendar quarter. However, the Window Period is subject to change without advance notice, and you must inquire from the Control Group whether the Window Period is open as a part of your request for pre-clearance.
MNPI is information that a reasonable investor would consider important in deciding whether to buy, sell or hold a company’s securities and has not been fully disclosed and made available to the general public. For additional details on what constitutes MNPI, including common examples, please refer to the Insider Trading Policy.

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Enterprise Insider Trading and Ethical Investing Policy – Supplemental Policy for Access Persons

Preclearance Requirement. If you are an Access Person, you must preclear any transaction in Fifth Third securities, including any exercise of SARS or options. If you are granted preclearance to trade, you must execute the proposed transaction in Fifth Third securities within the following calendar day, provided you are not otherwise in possession of MNPI regarding Fifth Third. If for any reason the trade is not completed within the following calendar day after preclearance is granted, a new preclearance must be obtained.
Special Blackouts. From time to time, Fifth Third may deny your request for preclearance in connection with a special, event-driven “Blackout Period.” You may be directly notified of an event-specific Blackout Period or you may be denied preclearance without prior notice when you attempt to initiate your trade. Since the existence of an event-specific Blackout Period may not be announced to all Fifth Third employees or all Access Persons, you are prohibited from communicating the denial of your preclearance request to any other Fifth Third employee. If you inadvertently inform someone of an event-driven Blackout Period to which they were not already subject, please inform the Control Group immediately.
Pension Fund Blackouts. The Sarbanes-Oxley Act of 2002 requires Fifth Third to prohibit all purchases, sales or transfers of Fifth Third securities by Section 16 Officers during a pension fund blackout period. A pension fund blackout period exists whenever 50% or more of the plan participants are unable to conduct transactions in their accounts for more than three consecutive days. These blackout periods typically occur when there is a change in the retirement plan’s trustee, record keeper or investment manager.
All Access Persons who are not Section 16 Officers may obtain pre-clearance through the PTA system, or by contacting the Control Group.
All Section 16 Officers may obtain pre-clearance, or confirm information relating to restricted periods, by contacting the Legal Department at.
Please note that you may suffer monetary loss as a result your inability to effect transactions in Fifth Third securities during certain periods as set forth in this Policy. Fifth Third is not liable for any losses incurred in connection with your adherence to the Insider Trading Policy and this Policy.

4.Approved Brokerage Accounts
All Access Persons (except non-employee Access Persons) are prohibited from maintaining investment accounts at broker-dealers that have not been approved by Fifth Third, unless all trading is done through an approved “Managed Account” (defined below). The set of approved broker-dealers is found on Appendix A to the Insider Trading Policy. Upon request, all Access Persons are required to provide to the Control Group proof of compliance with the broker restrictions set forth in this Policy.

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Enterprise Insider Trading and Ethical Investing Policy – Supplemental Policy for Access Persons

5.Exemptions to Trading Prohibitions4
Rule 10b5-1(c) of the Securities Exchange Act provides a defense from insider trading liability if trades occur pursuant to a pre-arranged trading plan that meets specified conditions. Under this rule, if an individual enters into a binding contract, provides instructions or adopts a written plan to purchase or sell securities that specifies the amount, price and date on which securities are to be purchased or sold, and these arrangements are established at a time when such individual is not aware of MNPI, then a defense to insider trading liability may be claimed for transactions occurring under the trading plan. Additionally, for trading plans entered into by Access Persons to qualify for the affirmative defense under Rule 10b5-1(c), the plan must include a mandatory cooling-off period of the later of (1) 90 days following plan adoption or modification or (2) two business days following disclosure in a periodic report of Fifth Third’s financial results for that fiscal quarter; in any event, the required cooling-off period need not exceed 120 days. Should Access Persons adopt or modify a Rule 10b5-1 plan, they are required to provide certification that they were unaware of any MNPI about Fifth Third at the time of adoption or modification and that the Rule 10b5-1 plan was made in good faith.
Thus, Access Persons may effect transactions in Fifth Third securities during closed Window Periods, Blackout Periods, or anytime when in possession of MNPI, if such transactions are pursuant to an approved 10b5-1 plan or an approved Managed Account. Access Persons must obtain preclearance from the Legal Department prior to establishing a 10b5-1 plan or a Managed Account. Fifth Third reserves the right to bar any transactions pursuant to a 10b5-1 trading program or Managed Account in Fifth Third securities if it determines that such a bar is in the best interests of the Bancorp.
A “Managed Account” is an account consisting of money or securities that an individual entrusts to a manager, who makes all investment decisions. Such individual generally has no investment discretion over the account. All investment decisions are made without prior knowledge or consent and non-managed assets are not permitted in the account.
The prohibitions regarding transactions during closed Window Periods, Blackout Periods or while in the possession of MNPI do not apply to (1) ordinary course vesting of equity awards, (2) the forfeiture of shares to pay taxes upon vest of such awards or (3) purchases under the Employee Stock Purchase Plan (“ESPP”) pursuant to periodic payroll contributions.
6.Section 16 Officer Reporting Obligations
Section 16 Officers are subject to reporting obligations with respect to their transactions in Fifth Third securities pursuant to Section 16(a) of the Exchange Act.

Form 3
4 Note to Fifth Third: please note that the definition of Access Person is more inclusive than directors and officers that are required to have such an extended cooling-off period.

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Enterprise Insider Trading and Ethical Investing Policy – Supplemental Policy for Access Persons

If you have been designated as a Section 16 Officer, you will be required to file a Form 3 with the SEC to establish your status as a Section 16 Officer. The Form 3 must be filed within 10 days after your appointment as a Section 16 Officer.
Forms 4
If you have been designated as a Section 16 Officer and there is any change in your ownership of Fifth Third securities at any time, other than through certain exempt benefit plans, you must file a Form 4 with the SEC reporting the change. This includes transactions pursuant to a 10b5-1 trading plan or a Managed Account. A Section 16 Officer is required to indicate by checkbox on the Form 4 whether a reported transaction was intended to satisfy the affirmative defense conditions of Rule 10b5-1(c). Additionally, bona fide gifts of stock must be reported by the Section 16 Officer. The Form 4 must be filed no later than the second business day following the execution date of the transaction or gift.
Forms 5
Section 16 Officers are also required to report certain exempt transactions to the SEC at year-end on a Form 5. A Section 16 Officer is required to indicate by checkbox on the Form 5 whether any reported transaction was intended to satisfy the affirmative defense conditions of Rule 10b5-1(c). The number and types of transactions eligible for Form 5 reporting are very limited.
Preparation and Filing of Forms
Under SEC rules, the preparation and filing of Section 16(a) reports is the responsibility of all Section 16 Officers. However, because of the complexities of compliance with the Section 16(a) filing requirements and to help prevent inadvertent violations of the short-swing profit rules (see below), Fifth Third will provide assistance in preparing and filing all relevant reports.
Specifically, the Legal Department can assist you in preparing, reviewing and filing all Forms 3, 4 and 5. A Form 3 initial report has been filed for all current Section 16 Officers. All transactions and changes in ownership of Fifth Third securities should be reported to the Legal Department no later than the execution date of the transaction. This is necessary notwithstanding the receipt of preclearance because Fifth Third will not know whether the transaction was effectuated until the Legal Department is provided with the exact dates, prices and other relevant information. The Legal Department will contact you each January to coordinate preparation of Form 5s (if necessary).
The consequences of a late filing or the failure to file required Section 16 reports are significant:
•public embarrassment to you and Fifth Third from required disclosures in the proxy statement and Form 10-K;
•potential SEC enforcement actions against you, such as a cease-and-desist order or injunction against further wrongdoing; and for egregious or repeated violations, possible criminal penalties of up to $5,000 per day for each filing violation or even imprisonment.

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Enterprise Insider Trading and Ethical Investing Policy – Supplemental Policy for Access Persons

7.Section 16 Trading Prohibitions
Short Swing Profits. If you are a Section 16 Officer, you are also prohibited from profiting from “short swing transactions”. Short swing transactions are matching transactions (e.g., a sale and purchase or purchase and sale of Fifth Third securities) within a period of less than 6 months. Similarly, any profits realized upon a trade during a pension blackout period are recoverable by Fifth Third (whether or not there is a “matching” transaction in contrast to short swing trading). Appropriate utilization of the preclearance process will enable you to avoid inadvertently violating such prohibitions, as the Legal Department monitors and matches trades prior to preclearance.
Collateral. If you are a Section 16 Officer, you are also prohibited from using Fifth Third securities as collateral.

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